Exhibit 5.1






                                                               February 28, 1995


Duracell International Inc.
Berkshire Industrial Park
Bethel, CT  06801

Dear Sirs:

         We have acted as special counsel to Duracell International, Inc., a

Delaware corporation (the "Company"), in connection with the proposed sale of up to 11,500,000 shares of Common Stock, par value $.01 per share, of the Company,

all of such shares to be sold by certain stockholders of the Company (the

"Shares"), as described in the Registration Statement on Form S-3 (the

"Registration Statement") filed by the Company with the Securities and Exchange

Commission under the Securities Act of 1933.  The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of a U.S. Purchase Agreement, a U.S. Pricing Agreement, an International Purchase

Agreement and an International Pricing Agreement, the forms of which will be filed as exhibits to the Registration Statement.

         We have examined, and have relied upon as to matters of fact, such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and have been validly issued and are fully paid and nonassessable.

Duracell International Inc.            -2-                     February 28, 1995



         We hereby consent to the filing of this opinion as an exhibit to the

Registration Statement and to the reference to this firm under the caption

"Legal Matters" in the Registration Statement.

                                 Very truly yours,

                                 /s/ SIMPSON THACHER & BARTLETT

                                 SIMPSON THACHER & BARTLETT